Exhibit 10.1

AMENDMENT TO THE

PREMCOR PENSION RESTORATION PLAN

WHEREAS, Premcor Inc. (“Company”) previously established the Premcor Pension Restoration Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Section 7G therein; and

WHEREAS, the Company desires to amend the Plan to provide for full vesting for certain employees terminated during reductions in force, office and facility closings and job-function relocations;

NOW, THEREFORE, Section 4A is amended by adding the following to the end thereof:

“In addition, the Restoration Account of a Participant whose employment with the Employer is involuntarily terminated:

•	between March 15, 2002 and March 31, 2003 as part of the cost-reduction initiated reduction in force at the general offices of the Employer or the shutdown of the Hartford facility of the Employer;

•	between October 1, 2002 and March 31, 2003 as part of the cost-reduction initiated reduction in force at the Port Arthur and Lima refinery facilities;

•	during 2003 due to the relocation of such Participant’s Legal or Wholesale job function from the general offices of the Employer to Greenwich, Connecticut;

•	during April 2003 due to a reduction in force at the Lima refinery facility; or

•	between June 1, 2003 and June 30, 2004 due to the closure of the St. Louis, Missouri general offices of the Employer,

shall be 100% vested and non-forfeitable upon such termination of employment.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized officer this 8th day of August, 2003.

PREMCOR INC.

By:	/s/ James R. Voss

James R. Voss, Senior Vice-President